Exhibit 10.8

MDRNA, INC.

WAIVER AGREEMENT

This Waiver Agreement (this “Agreement”), dated as of March 31, 2010, is made by and between MDRNA, Inc. (the “Company”) and J. Michael French (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, effective June 23, 2008 (as amended from time to time, the “Employment Agreement”);

WHEREAS, the Company maintains the 2008 Stock Incentive Plan, the 2004 Stock Incentive Plan, the 2002 Stock Option Plan and the 2000 Non-Qualified Stock Option Plan (collectively, the “Plans”);

WHEREAS, pursuant to Section 21 of the Employment Agreement, in the event of Executive’s separation from the Company under certain conditions within one year of a Change of Control (as such term is defined in the Employment Agreement), Executive is entitled to additional base compensation and incentive compensation and all of Executive’s Outstanding Options (as such term is defined in the Employment Agreement) become fully vested as of the date of any Change in Control;

WHEREAS, Executive is the recipient of awards granted pursuant to one or more of the Plans, plus additional non-plan options that were issued to Executive as an employment inducement grant;

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger by and among MDRNA, Inc., Calais Acquisition Corp. and Cequent Pharmaceuticals, Inc., dated as of March 31, 2010 (the “Merger Agreement”), pursuant to which Calais Acquisition Corp. will merge with and into Cequent Pharmaceuticals, Inc. (the “Merger”);

WHEREAS, Executive acknowledges that the consummation of the Merger may be deemed a Change of Control, as defined under the Employment Agreement; and

WHEREAS, as a material inducement for Cequent Pharmaceuticals, Inc. to consummate the Merger, Executive and the Company wish to enter into this Agreement pursuant to which Executive will waive any right and entitlement that he or she may have to receive certain compensation and benefits under the Employment Agreement and any equity compensation awards granted to Executive as a result of the Merger being deemed a Change of Control.

NOW, THEREOFRE, in consideration of the covenants and undertakings contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Waiver.

(a) With respect to the Merger, Executive hereby waives, relinquishes and gives up any and all right, title, claim and interest that Executive may have: (i) to receive any amount payable pursuant to Section 21(a)(i) of the Employment Agreement; (ii) to receive any amount payable pursuant to Section 21(a)(ii) of the Employment Agreement; and (iii) to any accelerated vesting of Outstanding Options pursuant to Section 21(a)(iii) of the Employment Agreement, pursuant to any of the Plans and pursuant to the grant agreement for any awards (including any non-plan options), in each case, as a result of the Merger being deemed a Change of Control. For the avoidance of doubt, the waiver contained in this Section 1(a) shall not in any way reduce the rights and payments to which Executive would otherwise be entitled pursuant to Section 12 of the Employment Agreement in connection with a termination of Executive’s employment. In addition, if Executive’s employment is terminated on or before December 31, 2010 for any reason other than termination for Cause, then notwithstanding anything to the contrary contained in any of the Plans, in any grant agreement, or in any other provision of the Employment Agreement, any and all unvested common stock options held by Executive shall immediately vest in full upon the effective date of such termination, and shall remain exercisable for a period of two (2) years thereafter (but in no event after the original expiration date of the award).

(b) Executive also hereby acknowledges that any cash received by the Company as a result of the consummation of the Merger shall not be counted toward the $5 million in unrestricted cash threshold necessary to trigger payment by the Company to Executive of the retention bonuses approved by the Board of Directors of the Company on March 1, 2010.

2. No Good Reason. Executive hereby acknowledges and agrees that nothing contained in this Agreement shall, or shall be construed so as to, constitute Good Reason (as defined in the Employment Agreement) for purposes of the Employment Agreement or any other agreement between Executive and the Company.

3. Applicable Law. This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Washington, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

4. Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Agreement shall be enforced to the maximum extent possible.

5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

6. Captions. The captions contained in this Agreement are included for convenience only and shall have no bearing on the meaning or interpretation of the provisions contained herein.

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IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed as of the date first above written.

MDRNA, Inc.

By:	/s/ Bruce R. Thaw
Name:	Bruce R. Thaw
Title:	Chairman of the Board

EXECUTIVE

/s/ J. Michael French
J. Michael French

[SIGNATURE PAGE TO J.M. FRENCH WAIVER AGREEMENT]